    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED HEREIN). THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED OCTOBER 17, 1996, AND THE RELATED LETTER OF TRANSMITTAL THAT ARE BEING MAILED TO STOCKHOLDERS. CAPITALIZED TERMS NOT DEFINED IN THIS NOTICE ARE DEFINED IN THE OFFER TO PURCHASE. WHILE THE OFFER IS BEING MADE TO ALL STOCKHOLDERS OF THE COMPANY, TENDERS WILL NOT BE ACCEPTED FROM OR ON BEHALF OF THE STOCKHOLDERS IN ANY JURISDICTION IN WHICH THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHOSE LAWS REQUIRE THAT THE OFFER BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                             THOR INDUSTRIES, INC.
                    UP TO 500,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT GREATER THAN
                        $26 NOR LESS THAN $24 PER SHARE

    Thor Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value $0.10 per share (the "Shares" or the "Common Stock"), to the Company at prices, net to the seller in cash, not greater than $26 nor less than $24 per Share, as specified by stockholders tendering Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 17, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated by reference herein in its entirety.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 14, 1996, UNLESS THE OFFER IS EXTENDED.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share, not greater than $26 nor less than $24 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by stockholders tendering Shares. The Company will select the lowest Purchase Price that will allow it to buy 500,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at a price not greater than $26 nor less than $24 per Share pursuant to the Offer. All Shares properly tendered at a price at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms and odd lot tender provisions of the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary (Harris Trust and Savings Bank) of its acceptance of such Shares for purchase pursuant to the Offer. Payment for Shares accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Company and transmitting such payments to tendering stockholders.

    Upon the terms and subject to the conditions of the Offer, in the event that at the Expiration Date (as defined below) more than 500,000 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will accept Shares for purchase in the following order of priority: (a) FIRST, all Shares properly tendered prior to the Expiration Date (and not withdrawn) at or below the Purchase Price by any Odd Lot Owner, who: (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and (2) completes the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) SECOND, after purchase of all of the foregoing Shares, all other Shares properly tendered on or prior to the Expiration Date (and not withdrawn) at or below the Purchase Price, on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares). The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, November 14, 1996, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

    Each stockholder will be afforded the opportunity to designate in the Letter of Transmittal the order of priority in which Shares owned by such stockholder are to be purchased in the event less than all of the Shares tendered by such stockholder are purchased as a result of proration.

    The Company believes that the purchase of Shares is an attractive use of a portion of the Company's available capital, including borrowings under the Company's existing credit agreement, on behalf of its stockholders, and is consistent with the Company's long-term goal of increasing stockholder value.

    The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. Subject to certain conditions, the Company also expressly reserves the right, in its sole discretion, to delay payment for any Shares not theretofore paid for or to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer.

    Except as otherwise provided in the Offer, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 midnight, New York City time, on Friday, December 13, 1996. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses as set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHAT PRICE OR PRICES TO

TENDER THEIR SHARES. THESE MATERIALS ARE BEING MAILED TO ALL RECORD OWNERS OF SHARES AND ARE BEING FURNISHED TO BROKERS, BANKS AND SIMILAR PERSONS WHOSE NAMES, OR THE NAMES OF WHOSE NOMINEES, APPEAR ON THE COMPANY'S STOCKHOLDER LIST AS OF OCTOBER 16, 1996 (OR, IF APPLICABLE, WHO ARE LISTED AS PARTICIPANTS IN A CLEARING AGENCY'S SECURITY POSITION LISTING) FOR TRANSMITTAL TO BENEFICIAL OWNERS OF SHARES.

    THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 13E-4(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED IN THIS NOTICE BY REFERENCE.

    Copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent at the address set forth below and will be furnished promptly at the Company's expense. Questions or requests for assistance may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               D.F. KING & CO., INC.

                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
            BANKS AND BROKERS CALL COLLECT (212) 269-5550 (COLLECT)
                    ALL OTHERS CALL TOLL FREE (800) 829-6551

OCTOBER 17, 1996